Exhibit 23.1

                            SYQUEST TECHNOLOGY, INC.

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-46460, 33-48273, 33-99224, 33-99372) pertaining to the 1991
Stock Option Plan, the 1992 Non-Employee Director Stock Option Plan and the 1992 Employee Stock Purchase Plan of SyQuest Technology, Inc. of our report dated October 26, 1995 (except note 4 as to which the date is December 27, 1995 and Note 12, as to which the date is June 26, 1996) with respect to the consolidated financial statements and schedule of SyQuest Technology, Inc. included in the Annual Report (Form 10-KA) for the year ended September 30, 1995.



San Jose, California
June 26, 1996




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